Approved March 16, 1995                                         Exhibit 10.2

                           SEAGULL ENERGY CORPORATION
                                      1995
                            EXECUTIVE INCENTIVE PLAN

BACKGROUND

The 1995 Executive Incentive Plan (the "Incentive Plan") for Seagull Energy Corporation is designed to motivate key employees of the Company to achieve tough, but realistic performance goals and to reward those employees that perform at or above the expected level. The Incentive Plan defines participants, award opportunities and performance goals for the 1995 performance year. It is, of course, based upon the 1995 Operating Plan (the "Operating Plan") and is designed to maximize performance incentives, even though a relatively large element of the Plan remains totally discretionary.

PARTICIPATION

Approximately 138 key employees listed or identified on pages 4-8 are or may become participants in the Incentive Plan. They are officers or individuals whose positions have been valued in the salary structure in and above Grade Twelve. These are the persons responsible for the annual and longer-term success of the Company.

TIMING OF PAYMENTS

50% of any Incentive Plan award is paid to the recipient early in the year following the performance year, 25% in the next year and 25% in the third year. In this case, the performance year is 1995. The award will be determined and the first 50% increment paid in early 1996, and the two remaining installments in early 1997 and 1998. The recipient must be an employee on the payment dates in order to receive any of the respective payments.

AWARD OPPORTUNITIES

Annual incentive targets are expressed as a percentage of total salary earned during a given year and can increase to double the targeted amounts or decrease to zero, relative to the achievement of predetermined performance goals and subject to senior management and Board of Director discretion at year-end. The Compensation Committee of the Board reserves the right to modify the performance measures and award levels specified in the objective components of the Incentive Plan if presently unforeseen circumstances should occur during the year which invalidate any of the material assumptions that underlie the Operating Plan, or in the opinion of the Compensation Committee, such modifications are required to avoid a result that is inequitable to either the Company or the Incentive Plan participants.


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                                                                          PAGE 2
PERFORMANCE MEASURES

The performance measures for the Incentive Plan are summarized on pages 9-11. Four performance criteria are included with the following weightings:

      -     Pre-tax cash flow from operations                         25% weight
      -     Pre-tax cash flow from operations
            to revenue ratio to E&P peers                             25% weight
      -     Discretionary individual performance assessment           25% weight
      -     Company stock performance assessment                      25% weight

The first component, pre-tax cash flow from operations ("PCFO"), is defined as earnings before income taxes, plus operating and non-operating depreciation, depletion and amortization, plus pre-tax incentive compensation expense, and is based on actual corporate performance for the year as compared to the Company's Operating Plan projection of PCFO.

The second component compares the ratio of PCFO from E&P to E&P revenue with the same measures for our E&P peers. The definition of PCFO is the same as described above, except incentive compensation expenditures are not added back to the results, and the data is for E&P only. The PCFO and revenue figures will be for the sum of the last four quarters ending September 30 of the performance year.

The third component, discretionary individual performance assessment, will be determined individually and subjectively based on the respective participant's individual job performance.

The fourth component, Company stock performance assessment, will be determined by comparing the Company's stock performance year-end 1994 to year-end 1995 with the average stock performance by a selected group of "peer companies" over the same period.

Each performance component will be measured at year-end independently of the other. At that time, the Chief Executive Officer will recommend specific awards, subject to final approval of each element of the total awards by the Compensation Committee and ultimately the Board of Directors.

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                                                                          PAGE 3


===================================================================================================
                          EXECUTIVE INCENTIVE PLAN AWARD HISTORICAL DATA
===================================================================================================


       PLAN            NUMBER OF                          AMOUNT                            PERCENT
       YEAR           PARTICIPANTS     TOTAL COST        BUDGETED             PCFO          OF PCFO
       ----           ------------     -----------       --------             ----          -------
       1995               138                                500,000 (1)
       1994               134              405,400 (2)     2,780,000         149,563,000      0.27
       1993                70            1,872,400         1,798,000         154,725,000      1.21
       1992                54            2,187,690                            74,278,000      2.95
       1991                50              568,425                            61,706,000      0.92
- --------------------------------------------------------------------------------------------------



      (1) A total of $500,000 in U.S. dollars was budgeted for the subjective element of the Executive Incentive Plan for 1995. $460,000 for U.S. Plan participants and $40,000 for Canadian Plan participants.

      (2) Does not include restricted stock awarded to Messrs. Galt, Elias, Shower, McConn, and Goodpasture.


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                                                                          PAGE 4


                           SEAGULL ENERGY CORPORATION
                          1995 EXECUTIVE INCENTIVE PLAN
                   PARTICIPANTS AND TARGETED AWARD OPPORTUNITY

- ------------------------------------------------------------------------------------------------------
                                                                                   1995
                                                                     ---------------------------------
     NAME                             POSITION                       INCENTIVE    MAXIMUM       SALARY
                                                                     TARGET *     INCENTIVE *    GRADE
- ------------------------------------------------------------------------------------------------------

SENIOR
OFFICERS
- --------
Galt            Chairman, President & Chief Executive Officer             50%        100%         22

Elias           Executive Vice President & Chief Operating Officer        46%         92%         20

Shower          Executive Vice President & Chief Financial Officer        46%         92%         19

Goodpasture     President, Seagull Pipeline & Marketing Company           42%         84%         19

McConn          President, Seagull Energy E&P Inc.                        42%         84%         19

                              PERFORMANCE MEASURES
                     FOR THE 1995 EXECUTIVE INCENTIVE PLAN
                           SEAGULL ENERGY CORPORATION

PERFORMANCE WEIGHTINGS:
      -  25% on pre-tax cash flow from operations

      -  25% on pre-tax cash flow from operations to revenue ratio to E&P peers

      - 25% on subjective individual performance assessments at discretion of CEO, Compensation Committee and Board of Directors

      -  25% on Company stock performance assessment

I.    OBJECTIVE PERFORMANCE ASSESSMENT - 50%:

      -  Pre-Tax Cash Flow From Operations ("PCFO") - 25%


    COLUMN 1               COLUMN 2               COLUMN 3                COLUMN 4
    --------               --------               --------                --------
  PRE-TAX CASH          PERCENTAGE OF        PERCENTAGE OF PCFO     PERCENTAGE OF TOTAL
   FLOW FROM            OPERATING PLAN          TARGET AWARD            TARGET AWARD
 OPERATIONS (1)         PROJECTION (2)           EARNED (3)              EARNED (3)
 --------------         --------------           ----------              ----------
      98,061                 90                       0                    0.00
     103,509                 95                      10                    2.50
     108,957                100                      20                    5.00
     114,405                105                      35                    8.75
     119,853                110                      50                   12.50
     125,301                115                      65                   16.25
     130,748                120                      80                   20.00
     136,196                125                     100                   25.00
     141,644                130                     120                   30.00
     147,092                135                     140                   35.00
     152,540                140                     160                   40.00
     157,988                145                     180                   45.00
     163,436                150                     200                   50.00

(1) Earnings before income taxes plus operating and non-operating depreciation, depletion and amortization and also plus pre-tax incentive compensation expense (dollars in thousands).

(2) If subsequent events over the course of the performance year invalidate any of the basic assumptions in the Operating Plan, then the original Operating Plan projections will be revised to conform the Operating Plan assumptions to reality. The initial PCFO performance criteria for the Incentive Plan shown in Column 1 will then be adjusted by applying the percentages shown in column 2 to the revised Operating Plan projection of PCFO.

(3) If, after the actual PCFO for the performance year is determined, it falls within the ranges shown in Column 1, the exact incentive award percentages from Columns 3 and 4 will be calculated by interpolation.

  *   Expressed as a percent of total salary earned during a given year.

 **    New Participant in 1995.

(1)   Approved at time of offer of employment.
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                                                                          PAGE 6

     -   Pre-tax cash flow from operations to revenue ratio to E&P peers - 25%

         Pre-tax cash flow will be defined in the same way as in the other objective measure of the plan (i.e., pre-tax income plus amortization, depreciation, and depletion). In order to allow the appropriate performance comparisons to industry peers, only pre-tax cash flow from the E&P segment is considered in the calculation. Further, pre-tax cash flow levels will be expressed as a percent of E&P revenues (which are defined as gross sales less write-offs). The PCFO pre-tax cash flow and revenue figures will be for the sum of the last four quarters ending S eptember 30 of the performance year.

         Performance on the pre-tax cash flow to revenue ratio will be assessed relative to the industry peer group used in the Company's Total Shareholder Return Graph in the proxy statement. As a result, the Company will be measured against other companies that face volatility in the price of energy.

         1995 PERFORMANCE STANDARDS:


                                 PERCENTAGE OF PCFO          PERCENTAGE OF TOTAL
       PCFO RELATIVE           AGAINST PEERS TARGET             TARGET AWARD
        TO PEERS (1)                AWARD EARNED                   EARNED
        ------------                ------------                   ------
 Less than 40th percentile                0                           0
      40th percentile                    40                          10
      50th percentile                    80                          20
      55th percentile                   100                          25
      60th percentile                   120                          30
      70th percentile                   160                          40
      80th percentile                   200                          50

      (1)Awards for performance between stated levels will be calculated using straight-line interpretation.

  *   Expressed as a percent of total salary earned during a given year.
 **   New Participant in 1995.

(1)   Approved at time of offer of employment.


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                                                                          PAGE 7


II.      DISCRETIONARY PERFORMANCE ASSESSMENT - 50%:

         Both the discretionary individual performance assessment and the Company stock performance assessment will be determined informally and subjectively.

                   - 25% on the respective participant's individual job
                     performance, based primarily on the extent to which individual and collective goals and objectives established at the beginning of the year are achieved.

                   - 25% on the Company's stock performance year-end 1994 to
                     year-end 1995 compared to the average stock performance by a selected group of "peer companies" over the same period. The comparative calculations will be done on a "total return" basis, weighted for variances in beginning market capitalization and in all respects consistent with the SEC proxy disclosure rules.

         At year-end, the Chief Executive Officer will counsel with his direct reports in completing individual performance assessments for each participant and recommend specific awards, which will be subject to final approval by the Compensation Committee and ultimately the Board of Directors.

         Maximum potential is 100% (1)
         Target goal is 50% (1)
         Minimum potential is 0% (1)

    (1) Expressed as a percentage of the executive's targeted incentive opportunity as defined in the Incentive Plan.

  *   Expressed as a percent of total salary earned during a given year.
 **   New Participant in 1995.

(1)  Approved at time of offer of employment.
(2)  Reports to Janice K. Hartrick, Legal & Environmental Affairs.